SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934
      (Amendment No.    1)    <Strikeout><Strikeout>)</Strikeout>


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ X ]Preliminary Proxy Statement

[   ]Confidential, for Use of the Commission Only
     (as permitted By Rule 14a-6(e)(2))

[   ]Definitive Proxy Statement

[   ]Definitive Additional Materials

[   ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                   BPI PACKAGING TECHNOLOGIES, INC.

           (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]No fee required.
[   ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.
  (1)  Title of each class of securities to which transaction applies:  N/A

  (2)  Aggregate number of securities to which transaction applies:  N/A

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

  (4)  Proposed maximum aggregate value of transaction:   N/A

  (5)  Total fee paid:   N/A

[   ]Fee paid previously with preliminary materials:

[   ]Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:  N/A

  (2)  Form, Schedule or Registration Statement No.:  N/A

  (3)  Filing Party:  N/A

  (4)  Date Filed:  N/A

                            BPI LETTERHEAD



                    <Strikeout>April 30</Strikeout>
                            June ___    , 1999



Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of
Stockholders on Thursday, <Strikeout>June 3</Strikeout>    July 22    ,
1999. The meeting will be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts, at 10:00 a.m., eastern time.

     This Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. In particular, please note that management is requesting the stockholders to approve one item in addition to the election of directors and the ratification of the Board of Directors appointment of independent accountants. <Strikeout>As management and the Board of Directors, we
strongly recommend increasing</Strikeout>    Management requests that the
stockholders approve an amendment to the Company's Certificate of
Incorporation that would increase     the number of authorized shares of
<Strikeout>common stock</Strikeout>    Common Stock     of the Company.

     Your vote is very important. I urge you to sign, date and return the enclosed proxy in the envelope provided to be certain your shares are represented at our Annual Meeting, even if you plan to attend our Annual Meeting.

     I look forward to seeing you at the meeting.




                                  Ivan J. Hughes
                                  Chairman of the Board of Directors

                   BPI PACKAGING TECHNOLOGIES, INC.
                          455 SOMERSET AVENUE
                  NORTH DIGHTON, MASSACHUSETTS 02764
                         ____________________


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
   TO BE HELD ON <Strikeout>JUNE 3</Strikeout>    JULY 22    , 1999
                         ____________________


TO THE STOCKHOLDERS OF BPI PACKAGING TECHNOLOGIES, INC.:

     The Annual Meeting of Stockholders of BPI Packaging Technologies, Inc. (the "Company"), a Delaware corporation, will be held on Thursday,
<Strikeout>June 3</Strikeout>    July 22    , 1999 at 10:00 a.m. at The
Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts (the "Annual Meeting") for the following purposes:

1.   To elect two Class I directors for a term expiring in 2002;

2. To vote on an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, par value $.01 per share (the "Common Stock"), from 60,000,000 shares to 150,000,000 shares;

3. To ratify the appointment of Livingston & Haynes, P.C. as the Company's independent accountants for the year ending December 31, 1999; and

4. To transact any other business that may be properly presented at the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on
<Strikeout>April 9</Strikeout>    June 3    , 1999 are entitled to notice
of and to vote at the Annual Meeting.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly.
If you are present at the Annual Meeting, and wish to do so, you may revoke the proxy and vote in person.

     This Proxy Statement, the proxy <Strikeout>and</Strikeout>   ,
Amendment No. 2 to     the Company's Annual Report on Form 10-
<Strikeout>K</Strikeout>    K/A     for the year ended December 31, 1998
   and the Company's Quarterly Report on Form 10-Q for the three month
period ended March 31, 1999     were first mailed to stockholders on or
about <Strikeout>May 5</Strikeout>    June ___    , 1999.


                            By Order of the Board of Directors


                            Hanspeter Schulz
                            President


North Dighton, Massachusetts
<Strikeout>April 30</Strikeout>    June ___    , 1999

                   BPI PACKAGING TECHNOLOGIES, INC.
                          455 SOMERSET AVENUE
                  NORTH DIGHTON, MASSACHUSETTS 02764
         <Strikeout>April 30</Strikeout>    June ___    , 1999

                            _______________

          <Strikeout>PRELIMINARY</Strikeout> PROXY STATEMENT
                            _______________


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of BPI Packaging Technologies, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts at 10:00 a.m. on Thursday, <Strikeout>June 3</Strikeout>
   July 22    , 1999, and at any adjournments thereof.

     At the Annual Meeting, holders of common stock of the Company (the "Common Stock") and holders of the Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") <Strikeout>(collectively, the "Voting Securities")</Strikeout> will be asked to consider and vote upon the following proposals (the "Proposals"): (i) the election of two Class
<Strikeout>II</Strikeout>    I     directors for a term expiring in 2002;
(ii) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 shares to 150,000,000 shares; and (iii) the ratification of Livingston & Haynes, P.C. as the Company's independent accountants for the year ending December 31, 1999. The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

MAILING

     The Company is providing to each stockholder entitled to vote at the Annual Meeting, simultaneously with the mailing of this Proxy Statement,
without charge, a copy of    Amendment No. 2 to     the <Strikeout>
Company's</Strikeout>    Company's     Annual Report on Form 10-
<Strikeout>K (the "Form 10-K")</Strikeout>    K/A     for the <Strikeout>
fiscal</Strikeout> year ended December 31, 1998    (the "Form 10-K/A") and
the Company's Quarterly Report on Form 10-Q for the three month period
ended March 31, 1999 (the "Form 10-Q")    .  This Proxy Statement, the
proxy   , the Form 10-K/A     and the Form 10-<Strikeout>K</Strikeout>
   Q     were first mailed to stockholders on or about <Strikeout>May
5</Strikeout>    June ___    , 1999.

RECORD DATE, VOTING

     At the close of business on <Strikeout>April 9</Strikeout>    June
3    , 1999, the record date <Strikeout>(the "Record Date")</Strikeout> for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting<Strikeout>, 21,495,621 and
193,358</Strikeout>    (the "Record Date"), ________ and ________
shares of the Company's Common Stock and Series A Preferred Stock, respectively, were issued and outstanding. Each share of Common Stock and Series A Preferred Stock is entitled to one vote upon each of the matters
to be voted on at the Annual Meeting.     The Common Stock and Series A
Preferred Stock will vote together, as a class, on each proposal.      The
presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of <Strikeout>the
Voting Securities</Strikeout>    securities entitled to vote, including
Common Stock and the Series A Preferred Stock,     is required for a
quorum.

     If you sign and return your proxy card but do not specify your choices, your shares will be voted as recommended by your Board of Directors. The Board of Directors recommends that you vote "For" the two nominees to the Board of Directors who are listed in this Proxy Statement; "For" the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 shares to 150,000,000 shares; and "For" the appointment of Livingston & Haynes, P.C. as the Company's independent accountants for the
year ending December 31, 1999.     Four of the Company's directors are
either affiliated with DGJ, L.L.C. ("DGJ") or have been designated by DGJ, which due to DGJ's affiliation with the Company, described in Proposal No. 1, "Certain Relationships and Related Transactions," may have a conflict of interest in recommending stockholder approval of the proposal to increase the number of authorized shares of Common Stock. See "Security Ownership of Certain Beneficial Owners Management" for a description of the securities held by the directors. See Proposal No. 2 for a description of DGJ's interest in increasing the authorized number of shares of Common Stock.

     There are different voting requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy, meaning the two nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the two nominees unless the proxy contains instructions to the contrary. Abstentions, broker non-votes<Strikeout>,</Strikeout> and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominee.

     The amendment to the Certificate of Incorporation and the ratification of the independent accountants each require an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For these proposals, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposals, will not be counted as entitled to vote and so will not have any effect on such proposals.

     As of <Strikeout>March 31</Strikeout>    May 17    , 1999, the
directors and officers of the Company as a group own or may be deemed to
control <Strikeout>1,775,749</Strikeout>    1,629,054     shares of
<Strikeout>Voting Securities,</Strikeout>    Common Stock and Series A
Preferred Stock,     constituting approximately
<Strikeout>8.11%</Strikeout>    7.5%     of the outstanding shares of
Common Stock and Series A Preferred Stock, voting as a single class, of the Company.

REVOCABILITY OF PROXIES

     Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked at any time before it is exercised
by written notice to the    Company's     Chief Financial Officer prior to
the meeting, or by giving the Company's Chief Financial Officer a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. In the absence of a special choice, shares will be voted in favor of the election of those persons named in this Proxy Statement as directors and in favor of all other proposals set forth herein.

SOLICITATION

     The Company will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to such persons for such services. The Company <Strikeout>also intends to employ the services
of</Strikeout>    has employed     Beacon Hill Partners, Inc., a
professional solicitation company ("Beacon Hill"), to assist with solicitation of stockholders. Beacon Hill will be paid a fee of $5,000 plus out-of-pocket expenses.

     American Stock Transfer <Strikeout>Corporation</Strikeout>    & Trust
Company    , transfer agent and registrar for the Company's    Common Stock
and Series A Preferred     Stock, will be paid its customary fee, estimated
to be $5,000.


                            PROPOSAL NO. 1

                         ELECTION OF DIRECTORS
                         ---------------------

     Under the Company's Certificate of Incorporation and By-laws, each as amended, the Board of Directors is classified into three classes, with approximately one-third of the directors standing for election each year for a three-year term. A classified board is designed to assure continuity and stability in the board's leadership and policies. Ivan J. Hughes and Allen S. Gerrard (collectively, the "Nominees") serve as the Class I directors and will be voted on at the Annual Meeting to be held in
<Strikeout>June</Strikeout>    July     1999.

     David N. Laux and Hanspeter Schulz are the Class II directors and serve until the Annual Meeting of Stockholders to be held in the year 2001. Gary R. Edidin, Bruce M. Fleisher and Theodore L. Koenig are the Class III directors and serve until the Annual Meeting of Stockholders to be held in the year 2000. The successors to the class of directors whose terms expire at an annual meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected by the stockholders. Directors chosen to fill vacancies on a classified board hold office until the next election of the class for which directors shall have been chosen, and until their successors are duly elected by the stockholders. Officers are elected by and serve at the discretion of the Board of Directors, subject to their employment contracts.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting in present or by proxy, meaning the two nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the two management nominees unless the proxy contains instructions to the contrary. Abstentions, broker non-votes<Strikeout>,</Strikeout> and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS I DIRECTORS OF THE COMPANY TO SERVE UNTIL THE YEAR 2002.

     The following table provides information regarding the Nominees and continuing directors of the Company:
                                                             Class to
                                                               which
                             Date First    Positions and    Nominee or
                               Became      Offices with      Director
Name                  Age     Director      the Company       Belongs
----                  ---    ----------    ------------     -----------
NOMINEES:

Allen S. Gerrard       63      1/27/99       Director          I

Ivan J. Hughes         70      7/13/98    Chairman of the        I
                                        Board of Directors
                                            <Strikeout>
                                        I Allen S. Gerrard
                                        63 1/27/99 Director
                                           </Strikeout>

CONTINUING DIRECTORS:


Gary R. Edidin         54      1/27/99       Director           III

Bruce M. Fleisher      68      4/30/99       Director           III

Theodore L. Koenig     40      4/30/99       Director           III


David N. Laux          71      1/1/93        Director           II

Hanspeter Schulz,
  Ph.D.                60      1/27/99    President and         II
                                             Director
<Strikeout>
Gary R. Edidin         54      1/27/99       Director           III
Bruce M. Fleisher      68      4/26/99       Director           III
Theodore L. Koenig     40      4/26/99       Director           III
</Strikeout>


                              BACKGROUND

     The principal occupations during the past five years of each of the Company's directors and nominees are as follows:

NOMINEES

* 1 moved from here; text not shown

     ALLEN S. GERRARD. Mr. Gerrard has served as a Director of the Company since January 1999. Since 1996, Mr. Gerrard has served as a Director of Deere Park Capital Management, an investment and merchant banking firm, and since April 1998 he has also served as Vice-Chairman of such company. Beginning in January 1999, Mr. Gerrard has been a Member of the Board of Managers and Treasurer of DGJ<Strikeout>, L.L.C. ("DGJ")</Strikeout>. From November 1998 to March 1999, Mr. Gerrard served as Director of McConnell Dowell Corporation, Limited, a publicly traded company involved in construction. Since 1997, Mr. Gerrard has served as a Director of Dominion Bridge Company, a publicly-traded construction and shipbuilding company. Mr. Gerrard was a Principal in the law firm of Allen S. Gerrard & Associates from 1978 to 1999. Mr. Gerrard received his Bachelor of Arts degree in Political Science from the University of Illinois in Champaign-Urbana and his Juris Doctor degree from the University of Michigan Law School.

        ** 1     IVAN J. HUGHES. Mr. Hughes was re-elected as a Director
of the Company on July 13, 1998 and became Chairman of the Board of Directors on January 27, 1999. Mr. Hughes previously served as a Director of the Company from March 1996 to February 1998. Since 1991, Mr. Hughes has been the President of the Plastic Division of Duro Bag Manufacturing Company ("Duro Bag"), a privately held company which manufactures grocery bags, shopping and specialty bags for the food and retail industry. Mr. Hughes has been employed by Duro Bag in various positions for the past 35 years and presently serves on the Executive and Compensation Committees. Mr. Hughes received a Bachelor of Science degree in Mechanical Engineering at Lafayette College and completed his graduate studies at Columbia University.

CONTINUING DIRECTORS

     * 2 moved from here; text not shown

     * 3 moved from here; text not shown

     GARY R. EDIDIN. Mr. Edidin has served as a Director of the Company since January 1999. In January 1999, Mr. Edidin became a Member of the Board of Managers, Chairman, President and Chief Executive Officer of DGJ. In 1975, Mr. Edidin co-founded Edidin Associates, an investment banking firm. He has been Managing Partner of Edidin Associates since 1980. In 1992, Mr. Edidin co-founded Franklin Capital Corp., a regional asset based lender, and is presently the Co-Chairman and member of its Board of Directors. In 1980, Mr. Edidin served as the Chief Executive Officer and Chairman of Optique Du Monde, Ltd. ("ODM"), an eyewear company. In 1988, ODM was sold to the Safilo Group, an Italian publicly traded eyewear company. Since 1988, he has been a management consultant to the Safilo Group and Safilo USA, its U.S. subsidiary. In 1997, Mr. Edidin represented Safilo Group in its acquisition of Smith Sports Optics, Inc. and began serving that company as a member of the Board of Directors and Executive Committee. He has also served as the Chairman and Chief Executive Officer of Clarin Corp., a manufacturer of institutional seating, since 1993.
Since 1998, Mr. Edidin has served as a member of the Board of Directors of Colors For Plastic, a plastic coloration company. In 1977, a group of investors, including Edidin Associates, purchased the Lawndale Trust and Savings Bank, a community bank in Chicago. The same investors subsequently purchased the Garfield Ridge Trust and Savings Bank and the Bank of Chicago, two Chicago community banks. In 1995, these three banks were merged into one under the name Bank of Chicago. In 1997, Bank of Chicago was sold to TCF, a publicly traded savings bank headquartered in Minnesota.

Mr. Edidin served these banks in various capacities over the years, including Chairman and Chief Executive Officer. Mr. Edidin received his Bachelor of Science degree from the University of Pennsylvania, Wharton School, and his Juris Doctor degree from the University of Chicago Law School. Mr. Edidin also attended the University of Chicago Business School.

     BRUCE M. FLEISHER. Mr. Fleisher has served as a Director of the Company since April 1999. Since 1998, Mr. Fleisher has been involved in
private investing. From <Strikeout>October 1997</Strikeout>    1996     to
1998, he served as the Vice President and Division Manager, Chicago for the Supply Systems Division of Unisource Worldwide, Inc., a wholesale
distributor of paper and packaging supplies.  From    1993 to     1996
<Strikeout>to 1997</Strikeout>, he was the President and
<Strikeout>Division Manager</Strikeout>    owner     of Darter,
Inc.<Strikeout>, another division of</Strikeout>     In 1996, Darter, Inc.
was purchased by     Unisource Worldwide, Inc.
<Strikeout>Since</Strikeout>    From     1996    to 1997    , he
<Strikeout>has been</Strikeout>    was     a member of the Board of
Directors and Chairman of the Industrial Committee for the National Paper Trade Association. Mr. Fleisher received his Bachelor of Science degree in Economics from the University of Pennsylvania, Wharton School, and his Masters degree in Business Administration from George Washington University.

     THEODORE L. KOENIG. Mr. Koenig has served as a Director of the Company since April 1999. In 1996, Mr. Koenig founded and since has served as President of Monroe Investments, Inc., a Chicago-based investment and merchant banking firm specializing in strategic growth investment opportunities. Mr. Koenig's principal occupation is that of an attorney.
He has been a partner with Holleb & Coff, a Chicago-based law firm since 1989. Mr. Koenig received his Bachelor of Arts degree in Accounting from Indiana University Kelley School of Business and his Juris Doctor degree from the Illinois Institute of Technology, Chicago Kent School of Law. Mr. Koenig is also a Certified Public Accountant.

        ** 2     DAVID N. LAUX.  Mr. Laux has served as a Director of the
Company since January 1993. Since 1991, Mr. Laux has served as a Director of ROC Taiwan Fund, a closed end fund listed on the New York Stock Exchange. Since 1990, Mr. Laux has been President of the USA-ROC Economic Council, a private non-profit association which promotes business relations between the United States and Taiwan. Mr. Laux received his Bachelor of Arts degree from Amherst College and his Master of Business Administration degree from the American University in Washington, D.C. He has done graduate work at the University of California at Berkeley and Georgetown University. Mr. Laux is also a graduate of the Advanced Management Program at Harvard Business School.

        ** 3     HANSPETER SCHULZ, PH.D.  Dr. Schulz has been the
Company's President and a Director since January 1999.  <Strikeout>Prior
thereto</Strikeout>    From August 1998 to January 1999    , Dr. Schulz
served as a consultant to the Company <Strikeout>since August
1998</Strikeout>.  From 1996 to    August     1998, Dr. Schulz was a
Director of Business Integration for Celanese Ltd., and was one of three managers responsible for the global installation of SAP, including the redesign of relevant business processes. From <Strikeout>1993</Strikeout>
   1995     to 1996, Dr. Schulz was Business Director for
Methanol/Formaldehyde/Polyols, a global commodity business of Celanese with production sites in the United States, Canada and Germany.<Strikeout> In 1995, Dr. Schulz served as a member of the Board of a Celanese joint venture in Saudi Arabia.</Strikeout> From 1982 to 1995, Dr. Schulz was Vice President and General Manager of the High Density and Ultra High Molecular Weight Polyethylene business at American Hoechst. From 1959 to 1969, Dr. Schulz studied chemistry and related subjects at the Universities of Stuttgart, Germany, Kansas, USA (on a scholarship basis) and Hamburg, Germany resulting in a Ph.D. of Natural Sciences in 1969.

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and positions held in the Company are as follows:

Name                           Age           Position
----                           ---           --------

Hanspeter Schulz, Ph.D.         60           President and Director
Richard H. Nurse, Ph.D.         54           Vice President of
                                             Manufacturing
Peter W. Blackett               50           Senior Vice President of
                                             Sales
James F. Koehlinger             62           Chief Financial Officer
                                             and Treasurer
C. Jill Beresford               44           Vice President of Marketing

     No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

     RICHARD H. NURSE, PH.D. Dr. Nurse has been the Company's Vice President of Manufacturing since January 1999. Prior thereto, he was the Company's Vice President of Technical Development since January 1995. From 1989 to 1995, Dr. Nurse was an independent consultant to the plastics industry. From 1987 to 1988, Dr. Nurse was the Director of Research and Development for Cookson Performance Plastics, a plastics additive manufacturer. From 1985 to 1987, he was a Technical Manager for Nortech Company, another plastics additive manufacturer. From 1973 to 1985, Dr. Nurse was with Hoechst AG, a plastics resin manufacturer, serving in technical application and development management in South Africa and Germany and since 1979, in the United States. Dr. Nurse received a Ph.D. degree in Polymer Technology from the University of Manchester Institute of Science and Technology in England and a Bachelor of Science degree in Chemical and Plastics Technology from the Polytechnic of South Bank, London, England.

     PETER W. BLACKETT. Mr. Blackett has been the Company's Senior Vice President of Sales since March 1999. From 1997 to March 1999, he was employed with Fina Oil and Chemical Company as Regional Sales Manager and from 1992 to 1997, as a Technical Service Manager for Fina's High Density Polyethylene business group. Mr. Blackett holds a Higher National Certificate in Mechanical Engineering from Peterborough Technical College and a Graduateship of the Plastics Institute from Borough Polytechnic in South London.

     JAMES F. KOEHLINGER. Mr. Koehlinger has been the Company's Chief Financial Officer since January 1999. <Strikeout>Prior thereto</Strikeout>
   He previously served as a consultant to the Company, on a part-time basis, from August 1998 to January 1999. From October 1996 to January
1999    , Mr. Koehlinger was a senior consultant with Benchmark, a financial consulting firm.<Strikeout> Commencing February 1988, Mr. Koehlinger began working on a part-time basis as the Company's Chief Financial Officer.</Strikeout> He previously served as the Company's Chief Financial Officer from February 1988 to October 1996. Mr. Koehlinger received a Bachelor of Science degree from Indiana University and a Master of Business Administration degree from Clark University. He is also a certified public accountant.

     C. JILL BERESFORD. Ms. Beresford has been the Company's Vice President of Marketing since January 1999. From June 27, 1998 until January 27, 1999, she was the Company's Chairman, Chief Executive Officer
and Chief Financial Officer.   She also served as the Chief Operating
Officer of the Company from 1995 to 1998. She served as the Company's President from July 1996 to June 1998. She was Treasurer of the Company from May 1990 to January 27, 1999 and a Director of the Company from March 1989 until January 1999. From May 1990 to July 1995, Ms. Beresford was the Company's Vice President of Marketing. Ms. Beresford attended the University of Guelph, Ontario, Canada and received a Masters degree in Business Administration from Boston University.

SIGNIFICANT EMPLOYEE

     The following employee is not an executive officer of the Company but is expected to make significant contributions to the business of the
Company:

Name                           Age           Position
----                           ---           --------

Tracy    L.     McGrath         34           Vice President of Sales

     TRACY L. MCGRATH. Ms. McGrath has served as the Company's Vice President of Sales since January 1999. Prior thereto, she was the Company's Vice President of Marketing since December 1997 and, prior thereto, was the Company's Marketing Manager since November 1993. Ms. McGrath has a Bachelor of Science degree in Communications from Eastern Connecticut State University.

           BOARD OF DIRECTORS, BOARD COMMITTEES AND MEETINGS

     The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors held three meetings during 1998. Each director attended at least 75% of all meetings of the Board of Directors and applicable Committees held during 1998.

EXECUTIVE COMMITTEE

     The Executive Committee is empowered to act with all authority granted to the Board of Directors between Board of Directors meetings, except with respect to those matters required by Delaware law or by the Company's By-laws to be subject to the power and authority of the Board of Directors as a whole. Messrs. Ivan J. Hughes, Hanspeter Schulz and Gary R. Edidin are the current members of the Executive Committee. The former Executive Committee did not meet during 1998.

AUDIT COMMITTEE

     The Board of Directors has established an Audit Committee   ,
whose current members are David N. Laux, <Strikeout>an outside
director</Strikeout>    Bruce M. Fleisher    , Gary R. Edidin and Allen S.
Gerrard. The purpose of the Audit Committee is to: (i) review the Company's financial results and recommend the selection of the Company's independent auditors; (ii) review the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls; and
(iii) review the scope of independent audit coverage, the fees charged by the independent auditors, any transactions which may involve a potential conflict of interest, and internal control systems.

     The functions of the Audit Committee are to: (i) recommend annually to the Board of Directors the appointment of the independent public accountants of the Company; (ii) discuss and review the scope and the fees of the prospective annual audit and to review the results thereof with the Company's independent public accountants; (iii) review and approve non-audit services of the independent public accountants; (iv) review compliance with existing major accounting and financial policies of the Company; (v) review the adequacy of the financial organization of the Company; and (vi) review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     During 1998, the former Audit Committee met one time and the new
Audit Committee has met <Strikeout>twice</Strikeout>    once     in 1999
for the purposes of: (i) reviewing the arrangements and scope of the Company's annual audit; (ii) discussing the matters of concern to the Committee with regard to the Company's financial statements or other results of the audit; and (iii) reviewing the Company's internal accounting procedures and controls and the activities and recommendations of the Company's independent public accountants.

<Strikeout>Compensation Committee Interlocks and Insider Participation
</Strikeout>

* 4 moved from here; text not shown

COMPENSATION COMMITTEE

     <Strikeout>Messrs.</Strikeout> David N. Laux,    Bruce M. Fleisher,
     Gary R. Edidin and Allen S. Gerrard serve on the Compensation Committee. The former Compensation Committee did not meet during 1998.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------

     The Compensation Committee believes that the primary objectives of the Company's compensation policies are to attract and retain a management team that can effectively implement and execute the Company's strategic business plan. These compensation policies include: (i) an overall management compensation program that is competitive with management compensation programs at companies of similar size to attract, retain and motivate superior talent in the Company's industry; (ii) short-term bonus incentives for management to meet the Company's overall business strategy and profitability goals, including net income performance goals; (iii) promoting the Company's pay-for-performance philosophy; and (iv) long-term incentive compensation which will encourage management to continue to focus on stockholder return.

     It is the intention of the Compensation Committee to utilize a pay-for-performance compensation strategy that will facilitate the attainment of the Company's sales growth and profitability goals. Also, the Compensation Committee's goal is to use compensation policies to closely align the interests of the Company with the interests of stockholders so that the Company's management has incentives to achieve short-term performance goals while building long-term value for the Company's stockholders. The Compensation Committee will review its compensation policies from time to time to determine the reasonableness of the Company's compensation programs and to take into account factors which are unique to the Company.

     BONUS PLAN. To incentivize senior management of the Company, Ms. Beresford, Mr. Koehlinger, Dr. Nurse, Dr. Schulz, Mr. Blackett and Mr.
Hughes <Strikeout>shall</Strikeout>    will     receive options to purchase
Common Stock, at $0.04 per share, during the term of their respective employment or consulting agreements if the Company equals or exceeds certain financial performance goals in 1999, 2000 and 2001. If the Company's net earnings for the particular fiscal years plus amounts deducted in the computation thereof for: (a) interest expense; (b) Federal, state and local income taxes; (c) depreciation; (d) amortization of intangibles, as computed by the Company's accountants in accordance with generally accepted accounting principals, consistently applied; and (e) any expenses or other charges associated with the investment, loans, and equipment leases made by DGJ to the Company and all other charges ("EBITDA"), equals or exceeds one of the EBITDA performance goals as stated in the employment or consulting agreements, the Company shall grant such individuals options to purchase a certain number of shares of Common Stock.

The maximum number of <Strikeout>options to purchase</Strikeout>    shares
of     Common Stock, in the aggregate <Strikeout>for all such individuals
will not exceed 14,500,000 shares of Common Stock</Strikeout>    , these
individuals and one other employee, Ms. McGrath, can purchase under these
options is 14,750,000 shares    .  See "Employment Contracts, Termination
of Employment and Change in Control Arrangements" section below for a description of these agreements.

     COMPENSATION FOR PRIOR CHIEF EXECUTIVE OFFICERS. Mr. Caulfield's and Ms. Beresford's compensation as Chief Executive Officer was based upon
analysis by the <Strikeout>predessor</Strikeout>    predecessor


Compensation Committee of other comparable public companies' chief executive officers' compensation and each's efforts and success in the following areas: establishing strategic goals and objectives for the long-term growth of the Company; raising equity and debt capital needed to allow the Company to erase its working capital deficit and adequately capitalizing the Company to move forward; improving the Company's operating results; and establishing critical strategic partnerships with vendors and distribution channels.

     BASE SALARIES. Ms. Beresford's base salary will continue to be $180,000 per annum until June 30, 1999 and for her employment term from July 1, 1999 to June 30, 2000, her base salary will be $125,000 per annum. The current Compensation Committee believes that executive officer salaries reflect base salaries paid to senior officers of other companies of similar size.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows tax deductions to public companies for compensation over $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee has discussed and considered and will continue to evaluate the potential impact Section 162(m) has on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.



   Compensation Committee Interlocks and Insider Participation

        ** 4     The Compensation Committee consists of David N. Laux,
   Bruce M. Fleisher,     Gary R. Edidin and Allen S. Gerrard.  None of the
executive officers of the Company have served on the Board of Directors of any other entity that has had any of such entity's officers serve either on the Company's Board of Directors or Compensation Committee. However, Ivan
J. Hughes, <Strikeout>a Director</Strikeout>    the Chairman of the
Board     of the Company, serves on the Compensation Committee of Duro Bag, a customer of the Company. See "Certain Relationships and Related Transactions" below.

CONCLUSION
----------

     The current Compensation Committee believes that the newly-instituted executive compensation plan implemented as part of the January 1999
Financing    (as defined in "Certain Relationship and Related Transactions"
below)     is consistent with the overall corporate strategy for continued
growth in sales, manufacturing and earnings and stockholder value.

                        COMPENSATION COMMITTEE

                            Gary R. Edidin
     <Strikeout>David N. Laux</Strikeout>    Bruce M. Fleisher
                           Allen S. Gerrard
                            David N. Laux

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth certain information with respect to the annual and long term compensation for services in all capacities to the Company during 1998, the 10 months ended December 31, 1997 and the fiscal years ended February 28, 1997 ("Fiscal 1997") and February 23, 1996 ("Fiscal 1996"), of those persons who were, at December 31, 1998: (i) the Company's Chief Executive Officer (including persons who held this position at any time during 1998); and (ii) other executive officers of the Company receiving total cash and bonus compensation in excess of $100,000
<Strikeout>(the "Named Officers")</Strikeout>.  The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts to the individuals named in the tables below during the periods indicated.


                                         SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                 Compensation Awards
                            Annual Compensation                             -----------------------------
                       ------------------------------                        Securities
Name and                                                                     Underlying       All Other
Principal Position       Fiscal Year       Salary (1)        Bonus (2)      Options (#)      Compensation
------------------      ------------       ----------       ----------      -----------      ------------
                                          <Strikeout>
Dennis N. Caulfield (3)      1988             $89,846            $0               0            $9,923 (3)
   Former Chief Executive                </Strikeout>
Officer                      1997(A)         $169,846            $0               0           $43,232 (3)

                             1997            $266,666            $0               0          $130,220 (3)
                             1996            $320,000            $0               0           $36,174 (3)
                                             $320,000

C. Jill Beresford (4)        1998            $182,506            $0               0           $12,848 (4)
   Chief Executive           1997(A)         $150,000            $0               0            $6,242 (4)
Officer Chairman of          1997            $180,000            $0               0           $26,716 (4)
the Board of Directors       1996            $180,000            $0               0           $14,612 (4)

Alex F. Vaicunas (5)         1998            $124,856            $0               0            $1,746 (5)
   Former Vice President     1997(A)         $104,167            $0               0            $3,150 (5)
of Film Sales                1997            $125,000            $0               0            $3,232 (5)
                             1996            $125,000            $0               0            $1,213 (5)

Richard Nurse, Ph.D. (6)     1998            $119,115            $0               0            $8,935 (6)
   Vice President of         1997(A)          $64,399            $0               0            $3,410 (6)
Technical Development        1997             $77,279            $0               0            $4,401 (6)
                             1996             $71,936            $0               0            $3,656 (6)

Paul J. DeCristofaro (7)     1998             $32,332            $0               0              $668 (7)
   Former Chief Financial    1997(A)          $83,410            $0               0                $0
Officer                      1997            $100,092            $0               0                $0


<Strikeout>Include 401(k)
Matching in last column.</Strikeout>


(A)  Reflects information for the 10 months ended December 31, 1997.

(1) Amounts shown indicate cash compensation earned and received by executive officers. No amounts were earned but deferred at the election of those officers. Executive officers participate in Company group life and health insurance.

(2)  From July 1, 1993 through December 31, 1998, Mr. Caulfield, Ms.
Beresford and Mr. Vaicunas <Strikeout>had been</Strikeout>    were
eligible to participate in an executive compensation program which provided them with an aggregate bonus equal to 6% of the Company's pre-tax profit for the first $1,000,000 in pre-tax profits in any fiscal year, and 12% of pre-tax profits in excess of $1,000,000 in any fiscal year except that in the discretion of the Board of Directors the bonus would not exceed $750,000 in the aggregate in any fiscal year beginning with fiscal year 1995. No bonuses were paid to Mr. Caulfield, Ms. Beresford or Mr. Vaicunas during 1998, the 10 month period ended December 31, 1997, in Fiscal 1997 or in Fiscal 1996 under this program. This program is no longer in effect.

(3)  In the periods presented, the Company paid approximately $335 and
$990 per month for two personal term life insurance policies for Mr. Caulfield and $700 per month for a disability policy. The Company also made automobile and insurance payments of approximately $980 per month during 1998, the 10 months ended December 31, 1997, in Fiscal 1997 and in Fiscal 1996, for an automobile for Mr. Caulfield. The Fiscal 1997 amount includes $73,846 paid for unused vacation from prior fiscal years and
$12,308 for unused vacation from Fiscal 1997.     This amount also includes
$0, $6,400, $8,000 and $0 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended December 31, 1997, in
Fiscal 1997 and in Fiscal 1996, respectively.      Mr. Caulfield's
employment with the Company terminated on July 2, 1998. <Strikeout>Includes $0, $6,400, $8,000, and $0 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended December 31, 1997, in Fiscal 1997, and in Fiscal 1996, respectively.</Strikeout>

(4)  In the periods presented, the Company paid approximately $80 per month for a personal term life insurance policy for Ms. Beresford and approximately $190 per month for a disability policy. In the periods presented, the Company also made automobile and insurance payments of approximately $435 and $790, respectively, per month for an automobile for Ms. Beresford for 1998 and all other periods presented, respectively. The amount also includes $10,385 and $7,616 of unused vacation pay that was
paid in Fiscal 1997 and Fiscal 1996, respectively.     This amount also
includes $3,655, $3,655, $3,738 and $623 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended December 31,
1997, in Fiscal 1997 and in Fiscal 1996, respectively.      Ms. Beresford
began serving as the Chairman of the Board of Directors and Chief Executive Officer on July 2, 1998, when Mr. Caulfield's employment with the Company ceased. <Strikeout>Includes $3,655, $3,655, $3,738, and $623 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended December 31, 1997, in Fiscal 1997, and in Fiscal 1996, respectively.</Strikeout>

(5)  In the periods presented, the Company paid approximately $65 per month for a disability policy for Mr. Vaicunas. This amount excludes automobile and insurance payments from the Company on behalf of Mr. Vaicunas of approximately $760 per month for an automobile. Mr. Vaicunas
reimburses the Company for any personal use of the automobile     This
amount also includes $0, $2,500, $2,452 and $433 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended December
31, 1997 in Fiscal 1997 and in Fiscal 1996, respectively    .  Mr. Vaicunas
served as the Vice President of Film Sales until December 26, 1998.
<Strikeout>Includes $0, $2,500, $2,452, and $433 the Company contributed to the individual's 401(k) account during 1998, the 10 months ended
December 31, 1997, in Fiscal 1997, and in Fiscal 1996, respectively.</Strikeout>

(6) In the periods presented, the Company reimbursed Dr. Nurse for mileage on his car and travel expenses associated with Company business. Dr. Nurse served as the Vice President of Technical Development throughout 1998.

(7)     This amount includes $668 the Company contributed to the
individual's 401(k) account during 1998.      Mr. DeCristofaro served as
the Company's Chief Financial Officer until March 1998. <Strikeout>Includes $668 the Company contributed to the individual's 401(k) account during 1998.</Strikeout>


STOCK OPTION PLANS

     In May 1990, the Company adopted a stock option plan and on October 25, 1993, the Company approved a stock option plan that provides certain individuals the right to purchase up to 200,000 shares and 750,000 shares, respectively, of Common Stock. In September 1996, the Company adopted a stock option plan that entitles certain individuals the right to purchase up to 1,000,000 shares of Common Stock. The Board of Directors determines those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of Common Stock that may be purchased and the exercise price (which cannot be less than the fair market value of the Common Stock at the date of grant). Options generally vest ratably over two to five years. The Company may not grant employee incentive stock options with a fair value in excess of $100,000 that is exercisable during any one calendar year. Options granted under the stock option plans generally expire 10 years from the date of grant.

          AGGREGATED OPTION EXERCISED IN THE LAST FISCAL YEAR
                       AND FY-END OPTION VALUES
          ---------------------------------------------------


                                           Number of
                                          Securities      Value of
                                          Underlying     Unexercised
                                          Unexercised   In-the-Money
                                            Options        Options
                 Shares                    at FY-End    Exercisable/
                Acquired       Value     Exercisable/   Unexercisable
Name           on Exercise  Realized($)  Unexercisable     ($) (1)
----           -----------  ----------   -------------  -------------

C. Jill Beresford   0            0         163,224/0        0 / 0


(1)  In-the-<Strikeout>Money</Strikeout>    money     options are those
options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On December 31, 1998, the fair market value of the Company's Common Stock underlying the options (as determined by the last sale price quoted on
<Strikeout>NASDAQ/OTC</Strikeout>    NASDAQ OTC     Bulletin Board) was
$0.19. Since the exercise price of all of the options reflected in this table is greater than $0.19, the options held by this individual were not
<Strikeout>In-</Strikeout>   in-    the-<Strikeout>Money</Strikeout>
   money     and are, therefore, not included in this calculation.


401(K) RETIREMENT SAVINGS PLAN

     The Company provides an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code which covers substantially all employees (the "Plan"). Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company matches 100% of the employee contribution up to a maximum of 2% of their salary. <Strikeout> Company contributions to the plan were $33,165, $47,604, $80,503 and $52,120 for 1998, the 10 month period ended December 31, 1997, Fiscal Year 1997 and Fiscal Year 1996, respectively.</Strikeout>

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     <Strikeout>In prior years, the</Strikeout>    The     Company entered
into employment, non-competition, and confidentiality agreements with each of Mr. Caulfield, Ms. Beresford and Mr. Vaicunas. Base salaries for Mr. Caulfield, Ms. Beresford and Mr. Vaicunas were $320,000, $180,000 and $125,000 per annum, respectively, subject to periodic review by the Board of Directors. Each of these agreements expired on June 30, 1998. Ms. Beresford's employment agreement was renewed for an additional one year term. Her agreement provides for severance payments of 60 months base salary in the event her employment is terminated without cause and prohibits her from competing with the Company for a period of 24 months following termination of employment with the Company. In the event of a change of control in the Company, she has the option to terminate her employment and to receive additional severance compensation subject to the provisions of their employment agreements. The Company has also entered into non-competition and confidentiality agreements with certain other employees.

     In conjunction with the January 1999 Financing<Strikeout>(as defined in "Certain Relationships and Related Transactions" below), on January 27,
1999</Strikeout>    , on January 27,1999    , the Company entered into an
employment agreement with each of Ms. Beresford, Mr. Koehlinger, Dr. Nurse and Dr. Schulz <Strikeout>(each as an "Employee" or collectively, the
"Employees"). Base salaries for</Strikeout>    and a consulting agreement
with Ivan J. Hughes with terms as listed below. In addition, on March 22, 1999, the Company entered into an employment agreement with Peter W. Blackett with terms as listed below.


               EMPLOYMENT AND CONSULTING AGREEMENT TERMS


                      Base Salary/
Employee/Consultant        Fee            Term         Warrant Shares
-------------------   ------------     ----------      --------------

C. Jill Beresford       $125,000    7/1/99 - 6/30/00       937,000

James F. Koehlinger     $125,000   1/27/99 - 1/27/02     1,719,000

Richard H. Nurse        $125,000   1/27/99 - 1/27/02     1,719,000

Hanspeter Schulz        $150,000   1/27/99 - 1/27/02     2,188,000

Ivan J. Hughes          $ 52,000   1/27/99 - 1/27/02       937,000

Peter W. Blackett       $125,000   3/22/99 - 3/21/02             0




     At the end of the terms of employment of Mr. Koehlinger, Dr. Nurse, Dr. Schulz and Mr. Blackett, each individual's employment will revert to the status of employment at will and will thereafter be subject to termination by either party at any time and regardless of cause. Upon expiration of Ms. Beresford's term, at the Company's option, the Company may extend her employment term for an additional 18 months provided that Ms. Beresford is given proper notice.

     Under the terms of each agreement described above, each of these individuals will receive options to purchase Common Stock during the term of each's respective agreement if the Company equals or exceeds certain financial performance goals. See "Compensation Committee Board Compensation
Committee Report on Executive Compensation     -    Bonus Plan" below for a
description of the performance goals. Also, in consideration of     Ms.
Beresford, Mr. Koehlinger   , Dr. Nurse, Dr. Schulz and Mr. Hughes
<Strikeout>and Dr. Nurse are $125,000 each per annum. Dr. Schulz's base salary is $150,000 per annum. Mr. Koehlinger's, Dr. Nurse's and Dr. Schulz's employment terms are from January 27, 1999 to January 27, 2002 and after such terms, each individual's employment shall revert to the status of employment at will and shall thereafter be subject to termination by either party at any time and regardless of cause. Ms. Beresford's employment term begins on July 1, 1999 and terminates on June 30, 2000 and upon expiration of her term, the Company, at its option, may extend her employment term for an additional 18 months provided the Company gives Ms. Beresford proper notice.

     Under the terms of each Employee's employment agreement, each
Employee shall receive options to purchase Common Stock during the term of each's respective agreement if the Company equals or exceeds certain financial performance goals. See "Compensation Committee - Board of Directors Compensation Committee Report on Executive Compensation Bonus Plan" above for a description of the performance goals. Also, in consideration of the Employee</Strikeout> entering into his or her
<Strikeout>employment</Strikeout> agreement, the Company granted each
<Strikeout>Employee</Strikeout>    of these individuals     a warrant to
purchase a certain number of shares of Common Stock    at $0.04 per
share    . Such warrants are not exercisable until the Company's
stockholders approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of authorized Common
Stock<Strikeout>(see Proposal No. 2) and such</Strikeout>    . Such
warrants expire on January 27, 2009. <Strikeout>Dr. Schulz was granted a
warrant to purchase 2,188,000</Strikeout>    Please refer to the chart
above, under the title "Warrant Shares," for the number of     shares of
Common Stock <Strikeout>at $0.04 per share. Dr. Nurse and Mr. Koehlinger were each granted a warrant to purchase 1,719,000 shares of Common Stock at $0.04 per share. Ms. Beresford was granted a warrant to purchase 937,000 shares of Common Stock at $0.04 per share. Each of the
Employees</Strikeout>    each individual's warrant is exercisable into.
Each of these individuals     has paid to the Company their respective
amount due under these warrants. <Strikeout>Messrs.</Strikeout>    Dr.
Schulz,    Mr.     Koehlinger <Strikeout>and</Strikeout>    , Dr.     Nurse
and Ms. Beresford borrowed funds in the aggregate amount of $262,520 from
DGJ necessary to exercise <Strikeout>their</Strikeout>    these
warrants <Strikeout>described above</Strikeout>. In consideration for the loan from DGJ to these individuals, <Strikeout>each Employee</Strikeout>
   these individuals     pledged the shares which will be issued upon
exercise of the warrants. Dr. Schulz is also given   ,     as consideration
for his employment   ,     costs related to an apartment and    an
automobile for the duration of his employment    under    <Strikeout>.

     On March 22, 1999, the Company entered into an employment agreement with Peter M. Blackett with a base salary of $125,000 per annum. The term of</Strikeout> his employment agreement <Strikeout>is three years, terminating on March 21, 2002. After the stated term in this agreement, Mr. Blackett's employment with the Company will revert to the status of employment at will and shall thereafter be subject to termination by either party at any time regardless of cause. Under the terms of the agreement, Mr. Blackett shall receive options to purchase Common Stock during the term of employment if the Company equals or exceeds certain performance goals. See "Compensation Committee - Board of Directors Compensation Committee Report on Executive Compensation Bonus Plan" above for a description of the
performance goals. Mr. Blackett is also given</Strikeout>    .  Mr.
Blackett will be given,     as consideration for his employment   ,
reimbursement for     reasonable and necessary expenses incurred in
connection with the <Strikeout>moving</Strikeout>    relocation     of his
personal residence <Strikeout>close</Strikeout>    closer     to the
Company's office.

     <Strikeout>Consulting Agreement

     Also in connection with the January 1999 Financing, the Company entered into a consulting agreement with Mr. Hughes for a three year term ending on January 27, 2002. Mr. Hughes receives a consulting fee of $1,000 per week and will receive options to purchase Common Stock during the term of his agreement if the Company equals or exceeds certain financial performance goals. See "Compensation Committee - Board of Directors Compensation Committee Report on Executive Compensation Bonus Plan" above for a description of the performance goals. Also, in consideration of Mr. Hughes execution of the consulting agreement, the Company granted him a warrant to purchase 937,000 shares of Common Stock at $0.04 per share. Mr. Hughes has paid to the Company the full amount due under this warrant. Such warrant is not exercisable until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of authorized Common Stock and the warrant expires on January 27, 2009.

     Each of the employment agreements with the Employees and Mr. Blackett
and the consulting agreement with Mr. Hughes</Strikeout>    Each of the
agreements between the Company and the employees and consultant listed
above     contains a covenant not to compete provision and a
confidentiality provision.

COMPENSATION OF DIRECTORS

     All outside Directors of the Company are paid $1,875 each per calendar quarter. No other Directors receive any compensation. In June 1992, David N. Laux, an outside Director, received options to purchase a total of 7,500 shares of Common Stock at a purchase price of $2.50 per share through June 9, 2002. In March 1996, Ivan J. Hughes, then considered an outside Director, received options to purchase a total of 7,500 shares of Common Stock at a purchase price of $2.38 per share through June 9, 2003. In January 1998, Mr. Laux received options to purchase a total of 25,000 shares of Common Stock at a purchase price of $1.25 per share through December 31, 2003.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Ivan J. Hughes, a <Strikeout>Director</Strikeout>    director     of
the Company, is the President of the Plastic's Division, and a
<Strikeout>Director</Strikeout>    director     and a member of the
Executive and Compensation Committees of Duro Bag. In January, February
<Strikeout>and</Strikeout>    ,     March    and April    , Duro Bag issued
purchase orders for $192,000, $190,335 <Strikeout>and</Strikeout>    ,
$209,513    and $255,729     to the Company to purchase bags for Duro Bag
customers. The Company expects similar monthly orders from Duro Bag throughout 1999.

     In November 1990, the Company established an officer's loan
receivable <Strikeout>to</Strikeout>    from     Dennis N. Caulfield, its
   then     Chairman for $132,197. The note was amended in April 1998 and the interest rate changed to 6% effective from November 1990 and is now payable on or before January 1, 2001. <Strikeout>As the Company has suffered recurring net losses and operating cash flow deficiencies, a
reserve of $586,978 established for this loan</Strikeout>    Interest on
the loan, along with advances for travel not offset by expense records,
caused the loan balance to equal $586,978     as of December 31, 1997.
   Mr. Caulfield did not make any payments against the loan from the period beginning 1990 through December 31, 1997. Accordingly, the Company reserved the full amount of this loan on that date. Also, no payments were
made in 1998.      In addition, the Company paid, on behalf of
<Strikeout>the former Chairman</Strikeout>    Mr. Caulfield    ,
approximately $36,000 of a $200,000 <Strikeout>levy</Strikeout>    personal
income tax levy imposed by the Massachusetts Department of Revenue on Mr.
Caulfield     in exchange for an interest bearing note due on or before
June 30, 1998, which has not yet been repaid.     This note was reserved
for as of March        31, 1999.

     Effective February 26, 1994, Ronald Caulfield exchanged his 49,500 shares of common stock of RC America for 200,000 shares of the Company's Common Stock, pursuant to the terms of a Stock Exchange Agreement by and between the Company and Ronald Caulfield (the "Exchange Agreement"). The Exchange Agreement also provides for the issuance to Ronald Caulfield of up to an additional 100,000 shares of the Company's Common Stock over a five year period based on RC America attaining certain levels of pre-tax earnings. No shares of Common Stock were issued in 1998 or for the 10 month period ended December 31, 1997. As a result of RC America's earnings for Fiscal Year 1997 and Fiscal Year 1996, 2,649 and 2,550 shares, respectively, of the 100,000 shares of Common Stock were issued to Mr. Ronald Caulfield. The Exchange Agreement contains demand and piggy-back registration rights for the shares.

     On January 27, 1999, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with DGJ (the "January 1999 Financing"), whereby the Company agreed to issue and sell to DGJ, and DGJ
agreed to purchase from the Company    the following    :

     1. a Promissory Note in the aggregate principal amount of $3,200,000 (the "Note");

     2. a Common Stock Purchase Warrant for the purchase of up to 80,000,000 shares of the Company's Common Stock, at an exercise price of $0.04 per share, exercisable until January 27, 2009; and

     3. 1,629,930 shares of Series C Preferred Stock of the Company for $100.

     The Note matures on February 1, 2004 or earlier if the Company enters into a merger agreement, completes a public offering in excess of $10,000,000, defaults on the payment of interest or sells 50% or more of its shares in the Company to a stockholder not previously an investor in the Company. The Note has an interest rate of 5% per annum payable monthly in arrears and is secured by all assets of the Company. The Note is subordinated to the equipment lease and the factoring agreement, described below.

     In conjunction with the January 1999 Financing, DGJ
required    <Strikeout>.

     In addition,</Strikeout> certain members of the Company's management
<Strikeout>invested</Strikeout>    , Ms. Beresford, Mr. Koehlinger, Dr.
Nurse, Dr. Schulz and Mr. Hughes, to invest, in the aggregate,     $300,000
in the Company's warrants. The Common Stock represented by the warrants cannot be issued until approval for an increase in the Company's authorized shares of Common Stock is obtained at the Annual Meeting. See "Employment Contracts, Termination of Employment and Change In Control"
<Strikeout>section</Strikeout> above for a description of these
warrants   , and a listing of each member of management owning these
warrants and how many shares of Common Stock each is exercisable into    .

     The shares of the Series C Preferred Stock were purchased by DGJ for an aggregate purchase price of $100. Some of the rights and restrictions of Series C Preferred Stock include the following: (i) the holders of Series C Preferred Stock have no voting rights; provided, however, upon an Event of Default, as defined in the Securities Purchase Agreement, holders of the Series C Preferred Stock will be entitled to vote with the holders of the Common Stock as a single class on each matter submitted to a vote to the Company's stockholders, with each share of the Series C Preferred Stock having 30 votes per one vote of each share of Common Stock; (ii) if the Note has been retired in its entirety, the Company, at its option, may elect to redeem all or a portion of the outstanding Series C Preferred Stock, at an aggregated redemption price of $100 plus accrued interest at a rate of 6% per annum commencing on January 27, 1999; and (iii) the shares of the Series C Preferred Stock are not convertible into shares of Common Stock.

        In conjunction with the January 1999 Financing, the Company entered into agreements with most of its unsecured creditors that provided a discounted payment in February 1999 or a non-interest bearing agreement to pay the entire balance over a three-year period. The unsecured creditor agreements, together with the financing referred to above, allowed the Company to restructure trade notes payable of $584,000 and accounts payable of $6,597,000, or a total of $7,181,000, compared to $1,874,000 of current accounts payable and $1,426,000 of long-term debt, or a total of $3,300,000 after refinancing.

     The gain on the restructuring of trade notes payable and accounts payable was accounted for as an extraordinary item in the Company's Consolidated Statement of Operations for the three month period ended
March        31, 1999.  The creditors who selected the long-term debt
agreement are being paid their balances due over a 36-month period in 36 equal installments with no interest. The Company was involved in a patent infringement suit and reached a settlement on January 27, 1999 to pay the balance due of $200,000 as part of the restructuring of the Company's debt described above.

     A factoring agreement with     <Strikeout>Pursuant to a Factoring
Agreement, dated January 27, 1999, between the Company and Franklin Capital Corporation ("Franklin"),</Strikeout> a company related to DGJ<Strikeout>,
Franklin</Strikeout>    now     provides the Company with $2,000,000 of
financing secured by the Company's accounts receivable and $1,000,000 secured by its inventory. The term for both the accounts receivable and inventory financing is six months, subject to automatic renewal unless the
Company gives at least 90 days written notice of termination.     Written
notice of termination regarding this factoring agreement was given by the
Company on March 30, 1999.      The financing bears interest at the prime
rate plus 5% on the outstanding balance on the inventory loan and the prime rate plus 2% on all accounts receivable submitted for financing. The Company may borrow up to 85% of its qualified accounts receivable and 33% of its qualified inventory.

     <Strikeout>Pursuant to an Equipment Lease, dated January 27, 1999,
the</Strikeout>    The     Company's equipment, capital and operating
leases are now funded by a new equipment lease with DGJ. Current obligations of $3,800,000 and accrued lease obligations of $1,643,000 were retired and $1,679,000 of equipment previously <Strikeout>under</Strikeout>
   treated as     operating leases was added to the property and equipment
accounts.  The new lease carries no debt reduction obligation and is
treated as long-term debt.  The    Company's     combined monthly payments
under the retired leases were reduced from approximately $305,000 per month
to $102,000 per month under the new lease agreement    with DGJ.  The lease
obligation is a ten-year lease with monthly payments of $102,000 representing interest only. The total principal amount of the lease is $6,800,000 and is due at the end of the lease term. The lease has been recorded as a capital lease during the quarter ended March 31, 1999 and will be treated as such in future periods. The lease requires the Company to meet certain financial covenants, including, but not limited to, earnings targets and debt-to-equity ratios.

     <Strikeout>Four of the Company's directors are either related to DGJ or have been designated by DGJ. Gary R. Edidin and Allen S. Gerrard were appointed to the Board of Directors in January 1999. In April 1999, the Company appointed Bruce M. Fleisher and Theodore L. Koenig as Class III directors. Mr. Koenig is a partner with the Chicago-based law firm of Holleb & Coff, which is now providing legal services to the Company.</Strikeout>

     In February 1999, the Company borrowed approximately $219,000 from
DGJ to purchase an additional piece of equipment. This loan bears interest at a rate of 18% per annum and matures in September 1999.

        Four of the Company's directors, Gary R. Edidin, Allen S. Gerrard, Theodore L. Koenig and Bruce M. Fleisher, are either affiliated with DGJ or have been appointed by DGJ. The January 1999 Financing and all other transactions between the Company and DGJ will be deemed to be related party transactions due to the relationship of these directors with DGJ. Also, Mr. Koenig is a partner with the Chicago-based law firm of Holleb & Coff, which provides legal services to the Company.




            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT

FIVE-PERCENT BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Common Stock and Series A Preferred Stock as of <Strikeout>March 31</Strikeout>


   May 17    , 1999 by persons who beneficially owned more than 5% of the
Common Stock and Series A Preferred Stock   , in the aggregate,     or by
persons who did not beneficially own more than 5% of the Common Stock and Series A Preferred Stock but who constituted members of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, beneficially owning more than 5% of the Common Stock and Series A Preferred Stock. Each of the persons listed below was a member of such a group by virtue of being a party to a <Strikeout>Lockup Agreement
</Strikeout>    lockup agreement (the "Lockup Agreement")     by and among
Ms. Beresford, Mr. Hughes and DGJ, dated January 27, 1999, pursuant to which the parties agreed to vote their shares of stock as directed by DGJ on any matters presented to the Company's stockholders with respect to the Securities Purchase Agreement. Each of the persons listed below disclaims beneficial ownership in any shares beneficially owned by the others. The number of shares of Common Stock and Series A Preferred Stock beneficially owned by each person listed below is based on information contained in the
Schedule 13D filed with the Commission on behalf of the listed persons. The percentage of shares of the Common Stock and Series A Preferred Stock each listed person is indicated as beneficially owning is based on
21,495,621 and <Strikeout>193,358 </Strikeout>    212,258     shares of
Common Stock and Series A Preferred Stock, respectively, outstanding on
<Strikeout>March 31</Strikeout>    May 17    , 1999.

                                                     Percentage of
                                                     Common Stock
                                                      <Strikeout>
                                                        (1)(2)
                            Number of Shares         </Strikeout>
                           of Common Stock           and Series A
Name and Address           Beneficially Owned       Preferred Stock
Of Beneficial Owner               (1)                   (2)(3)
-------------------      -----------------------   -----------------
C. Jill Beresford
<Strikeout>(3)(5)
</Strikeout>
   (4)(5)
  455 Somerset Avenue                              <Strikeout>7.45%
  North Dighton,                                     </Strikeout>
  Massachusetts  07264          1,624,249               6.81%

Ivan J. Hughes
<Strikeout>(4)(5)
</Strikeout>
   (5)(6)
  Davis and Oak Streets
  Ludlow, Kentucky
  41016-0250                     90,000                    *

DGJ <Strikeout>(6)
</Strikeout>
   (7)
  600 Central Avenue,
  Suite 262                                        <Strikeout>58.79%
  Highland Park,                                     </Strikeout>
  Illinois  60036              30,937,500               51.56%

*  Less than one percent.


     (1) None of these Beneficial Owners own any shares of Series A Preferred Stock. Except for those listed in the next table, no other stockholder owns at least 5% of the Common Stock and the Series A Preferred Stock, combined.

        (2) Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. This table reflects the ownership of all shares of Common Stock and the Series A Convertible Preferred Stock voting as a single class, since each is entitled to one vote per share.

     <Strikeout>(2)</Strikeout>   (3)      Does not give effect to the
issuance of:  (i) up to <Strikeout>340,053</Strikeout>    358,953
shares of Common Stock issuable upon conversion of Series A and Series B Convertible Preferred Stock; (ii) up to 180,372 shares issuable upon exercise of warrants issued to an individual and principals of the placement agent in the Company's private placements to overseas investors;
(iii) up to 1,950,000 shares issuable upon exercise of options granted or available for grant under the Company's 1990, 1993 and 1996 stock option plans; (iv) up to 200,000 shares of Common Stock issuable upon the exercise of warrants issued to financial consultants of the Company, subject to
adjustment; and (v) up to 5,000,000    and 900,000     shares of Common
Stock issuable upon the exercise of <Strikeout>options</Strikeout>
   warrants     expiring January 27, 2009    and January 27, 2003,
respectively,     issued to consultants of the Company, subject to
adjustments.

     <Strikeout>(3)</Strikeout>   (4)      Includes: (i)  1,314,130 shares
of Common Stock; (ii) 146,695 shares of Series B Convertible Preferred Stock; and (iii) 163,224 shares of Common Stock issuable upon the exercise of an option at a price of $2.50 per share through June 30, 2003.

        (5) These individuals received warrants to purchase a certain number of shares Common Stock at $0.04 per share. These warrants expire on January 27, 2009 and are described above in "Board of Directors and Executive Officers - Employment Contracts, Termination of Employment and Change in Control Arrangements." These warrants are not exercisable until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of the Company's authorized Common Stock. The following table lists the name of the individual and the corresponding number shares of Common Stock their warrant is exercisable into (the "Warrant Shares"):

           Name                        Warrant Shares

           C. Jill Beresford           937,000
           Ivan J. Hughes              937,000

        (6) <Strikeout>(4)</Strikeout> Includes 82,500 shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an option at a purchase price of $2.38 per share through March 24, 2006.

* 5 moved from here; text not shown

     <Strikeout>(6)</Strikeout>   (7)      Includes 30,937,500 shares of
Common Stock issuable upon the exercise of a warrant at a price of $0.04 per share through January 27, 2009. However, DGJ has indicated that it has no current intention of exercising this warrant to purchase Common Stock. Does not include 1,629,930 shares of Series C Preferred Stock of the Company, which do not have voting rights at this Annual Meeting. See "Certain Relationships and Related Transactions" above for a description of the rights and privileges of the Series C Preferred Stock.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock or Series A Convertible Preferred Stock as of <Strikeout>March 31
</Strikeout>    May 17    , 1999 by: (i) directors of the Company; (ii)
executive officers of the Company; and (iii) directors and executive officers of the Company as a group. The number of shares beneficially owned of Common Stock and Series A Convertible Preferred Stock listed below is based on information contained in a Schedule 13D filed with the Commission on behalf of the named persons and on information provided to the Company by the named persons. The percentage of shares of the class each person is listed as beneficially owning is based upon 21,495,621 and
<Strikeout>193,358</Strikeout>    212,258     shares of Common Stock and
Series A Convertible Preferred Stock outstanding, respectively, as of
<Strikeout>March 31</Strikeout>    May 17    , 1999. Except as otherwise
indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                  Percentage of
                                                   <Strikeout>
                                                  Class (1)(2)
                                                  </Strikeout>
                         Number of Shares         Common Stock
                         of Common Stock          and Series A
Name and Address         Beneficial Owned       Preferred Stock
Of Beneficial Owner            (1)                   (2)(3)
-------------------     ------------------    --------------------

Hanspeter Schulz, Ph.D.
<Strikeout>(3)(11)
</Strikeout>
   (4)(5)                        0                     0%

Richard H. Nurse, Ph.D.
<Strikeout>(3)(11)
</Strikeout>
   (4)(5)                      6,000                    *

C. Jill Beresford                                  <Strikeout>
<Strikeout>(3)(4)(6)(11)                              7.45%
</Strikeout>                                      </Strikeout>
   (4)(5)(6)(7)              1,627,249               6.81%

James F. Koehlinger
<Strikeout>(3)(11)
</Strikeout>
   (4)(5)                        0                     0%

Peter W. Blackett
<Strikeout>(3)</Strikeout>
   (4)                           0                     0%
Ivan J. Hughes
<Strikeout>(5)(6)(11)
</Strikeout>
   (5)(7)(8)
  Davis and Oak Streets
  Ludlow, Kentucky
  41016-0250                  90,000                    *

David N. Laux
<Strikeout>(7)</Strikeout>
   (9)
  1700 N. Moore St,
  Suite 1703
  Arlington, Virginia
  22209                       52,500                    *

                                                  Percentage of
                                                   <Strikeout>
                                                  Class (1)(2)
                                                  </Strikeout>
                         Number of Shares         Common Stock
                         of Common Stock          and Series A
Name and Address         Beneficial Owned       Preferred Stock
Of Beneficial Owner            (1)                   (2)(3)
-------------------     ------------------    --------------------

Gary R. Edidin
<Strikeout>(8)</Strikeout>
   (10)
  Edidin & Associates                              <Strikeout>
  600 Central Avenue                                 58.79%
  Suite 262                                       </Strikeout>
  Highland Park, IL 60035   30,937,500               51.56%

Allen S. Gerrard
<Strikeout>(9)</Strikeout>
   (11)
  Deere Park Capital
  Management                                       <Strikeout>
  40 Skokie Boulevard                                58.79%
  Suite 110                                       </Strikeout>
  Northbrook, IL 60062      30,937,500               51.56%

Theodore L. Koenig
<Strikeout>(10)</Strikeout>
   (12)
 55 East Monroe Street,
 Suite 4100
 Chicago, Illinois 60603         0                     0%

Bruce M. Fleisher
<Strikeout>0 0</Strikeout>
  2350 North Lincoln
  Park West
  Chicago, Illinois 60614        0                     0%

All Officers and Directors
  as a Group (11 persons)                          <Strikeout>
<Strikeout>(4)(5)(6)(7)                              54.52%
</Strikeout>                                      </Strikeout>
   (6)(7)(8)(9)             32,713,249               54.09%

 * Less than one percent.

     (1) None of these Beneficial Owners owns any Series A Preferred Stock. No other stockholder owns at least 5% of the Common Stock and Series A Preferred Stock, combined.

     (2) Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. This table reflects the ownership of all shares of Common Stock and the Series A Convertible Preferred Stock voting as a single class, since each is entitled to one vote per share.

     <Strikeout>(2)</Strikeout>   (3)      Except as otherwise noted, does
not give effect to the issuance of:  (i) up to
<Strikeout>340,053</Strikeout>    358,953     shares of Common Stock
issuable upon conversion of Series A and Series B Convertible Preferred Stock; (ii) up to 180,372 shares issuable upon exercise of warrants issued to an individual and principals of the placement agent in the Company's private placements to overseas investors; (iii) up to 1,950,000 shares issuable upon exercise of options granted or available for grant under the Company's 1990, 1993 and 1996 Stock Option Plans; (iv) up to 200,000 shares of Common Stock issuable upon the exercise of warrants issued to financial consultants of the Company, subject to adjustment; and (v) up to
<Strikeout>5,500,000</Strikeout>    5,000,000 and 900,000     shares of
Common Stock issuable upon the exercise of <Strikeout>options</Strikeout>
   warrants     expiring January 27, 2009    and January 27, 2003,
respectively,     issued to consultants of the Company, subject to
adjustments.

     <Strikeout>(3)</Strikeout>   (4)      These individuals may be
reached at the Company's headquarters located at 455 Somerset Avenue, North Dighton, Massachusetts 02764.

        ** 5     (5)  These individuals <Strikeout>received</Strikeout>
   acquired     warrants to purchase a certain number of shares Common
Stock at $0.04 per share.  These warrants expire on January 27, 2009 and
are described above in <Strikeout>Section "Board</Strikeout>   "Board
of Directors and Executive Officers - Employment Contracts, Termination of Employment and Change in Control Arrangements." These warrants are not exercisable until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of the Company's authorized Common Stock.

        The following table lists the name of the individual and the corresponding number shares of Common Stock their warrant is convertible into (the "Warrant Shares"):

           Name                        Warrant Shares
           ----                        --------------
           Hanspeter Schulz, Ph.D.     2,188,000
           Richard H. Nurse, Ph.D.     1,719,000
           C. Jill Beresford             937,000
           James F. Koehlinger         1,719,000
           Ivan J. Hughes                937,000
                                       7,500,000


        (6) <Strikeout>(4)</Strikeout> Includes: (i) 1,314,130 shares of Common Stock; (ii) 146,695 shares of Series B Convertible Preferred Stock; and (iii) 163,224 shares of Common Stock issuable upon the exercise of an option at a price of $2.50 per share through June 30, 2003.

     * 6 moved from here; text not shown

     <Strikeout>(6)</Strikeout>   (7)      Under the terms of the Lockup
Agreement, this individual agreed to vote as directed by DGJ with respect to any matters presented to the Company's stockholders with respect to the Securities Purchase Agreement and agreed not to sell shares of Common Stock
without the prior written consent of DGJ   .

        ** 6     <Strikeout>(5)</Strikeout>   (8)      Includes 82,500
shares of Common Stock and 7,500 shares of Common Stock issuable upon exercise of an option at a purchase price of $2.38 per share through March 24, 2006.

     <Strikeout>(7)</Strikeout>   (9)      Includes:  (i) 20,000 shares of
Common Stock; (ii) 7,500 shares of Common Stock issuable upon exercise of an option at a purchase price of $2.50 per share through June 9, 2002; and
(iii) 25,000 shares of Common Stock issuable upon exercise of an option at a purchase price of $1.25 per share through December 31, 2003.

        (10) A member of DGJ and also a member of the Board of Managers, Chairman, President and Chief Executive Officer of DGJ. Mr. Edidin holds no shares of the Company directly, but may be deemed to beneficially own 30,937,500 shares of Common Stock beneficially owned by DGJ by virtue of his positions with DGJ. Does not include 1,629,930 shares of Series C Preferred Stock of the Company, which do not have voting rights at this Annual Meeting. Mr. Edidin disclaims beneficial ownership of all such shares.

        (11) A Director of Deere Park Capital Management, which is a member of DGJ. He is also a Member of the Board of Managers and Treasurer of DGJ. Mr. Gerrard holds no shares of the Company directly, but may be deemed to beneficially own 30,937,500 shares of Common Stock beneficially owned by DGJ by virtue of his positions with DGJ. Does not include 1,629,930 shares of Series C Preferred Stock of the Company, which do not have voting rights at this Annual Meeting. Mr. Gerrard disclaims beneficial ownership of such shares.

        (12) A member of Monroe Investments, Inc., which is a member of Hilco BPI, L.L.C., which is a member of DGJ. He disclaims beneficial ownership of stock of the Company except to the extent of his membership interest in DGJ through such entities.

     <Strikeout>These individuals acquired warrants to purchase a certain number of shares Common Stock at $0.04 per share. These warrants expire on January 27, 2009 and are described above in Section "Board of Directors and Executive Officers Employment Contracts, Termination of Employment and Change in Control Arrangements." These warrants are not exercisable until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the number of shares of the Company's authorized Common Stock.</Strikeout>



                           PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on December 31, 1993, and plotted at December 31, 1994, 1995, 1996, 1997 and 1998 in each of: (i) the Company's Common Stock; (ii) The National Association of
Securities Dealers Automated Quotation System ("NASDAQ")    National
Market    System     Index of Companies; and (iii) Media General Industry
Group representing Packaging and Container Companies, which consists of other companies in the packaging and containers manufacturing industry.


             COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
                   BPI PACKAGING TECHNOLOGIES, INC.,
               NASDAQ MARKET INDEX AND PEER GROUP INDEX


                      1993    1994     1995     1996     1997     1998
                      ----    ----     ----     ----     ----     ----

BPI Packaging
  Technologies, Inc.  $100  $62.26   $32.08   $28.77   $16.98   $10.85

NASDAQ Market Index   $100 $104.99  $136.18  $169.23  $207.00  $291.96

Peer Companies Group  $100 $101.48  $100.15  $108.45  $100.92   $87.00

                            GRAPHIC OMITTED

                     COMPLIANCE WITH SECTION 16(a

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officer, directors and greater-than-10% stockholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that not other reports were required, the Company believes that, during 1998, its officers, directors and greater-than-10% beneficial owners were in compliance with all filing requirements.

                            PROPOSAL NO. 2

       INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
       ---------------------------------------------------------

     The Board of Directors recommends an amendment to the Certificate of Incorporation, as amended, to increase the authorized number of shares of Common Stock from 60,000,000 shares to 150,000,000 shares.

     On January 27, 1999, the Company undertook a <Strikeout>financing
</Strikeout>    refinancing     of <Strikeout>the</Strikeout>    its
business<Strikeout>, the January 1999 Financing, with DGJ,</Strikeout> which allowed the Company to avoid seeking protection from its creditors
<Strikeout>filing for</Strikeout>    through a     bankruptcy
   filing    , pay-off and terminate equipment leases that were in default and provide <Strikeout>positive cash flow for the business to allow it to
continue its</Strikeout>    available funds to continue     operations and
lease    or acquire     new equipment necessary for its future success.

        DGJ was created to invest in and finance the Company. There was no affiliation between DGJ and the Company prior to the January 1999 Financing. However, in connection with the January 1999 Financing, DGJ received the right to appoint four of the directors of the Company, which constitutes a majority of the Board. As a result, the Board may have a conflict of interest in recommending stockholder approval of this proposal to increase the number of authorized shares of Common Stock. However, none of these four directors owns any stock, warrants or options outright. See "Security Ownership of Certain Beneficial Owners and Management" in Proposal No. 1 for a description of shares beneficially owned by each director.

     As part of the January 1999 Financing, DGJ purchased from the Company, for $100, a warrant which grants DGJ the right to purchase up to 80,000,000 shares of Common Stock at an exercise price of $0.04 per share, for an aggregate purchase price of $3,200,000. To reserve the appropriate number of shares for issuance upon the exercise of DGJ's warrant, the number of authorized shares of Common Stock must be increased by
approximately 49,000,000 shares, as 30,937,500    shares of Common
Stock     have already been reserved for issuance upon the exercise of
<Strikeout>DGJ warrant. Assuming the stockholders approve the increase of
the authorized number of</Strikeout>    DGJ's warrant. As described below,
DGJ cannot exercise its warrant for these approximately 49,000,000 shares of Common Stock <Strikeout>and if DGJ were to exercise the warrant in full, DGJ would own approximately 64% of the issued and
outstanding</Strikeout>    unless and until the number of authorized
shares of Common Stock <Strikeout>on a fully diluted basis (assuming conversion into Common Stock of all outstanding shares of Series A and Series B Preferred Stock and exercise of all issued and outstanding warrants and options). Accordingly, the Securities and Exchange Commission (the "SEC") may deem the issuance of the warrant to DGJ to be a change of control of the Company. See "Certain Relationships and Related
Transactions."</Strikeout>   is increased by that amount.

     Also, as part of the January 1999 Financing, the Company issued
warrants to purchase <Strikeout>5,500,000</Strikeout>    5,900,000
shares of Common Stock for financial advisory services   , of which 900,000
shares of Common Stock must still be reserved for.  None of these entities
has any affiliation with DGJ    .

     The following table is a list of the financial consultants that received warrants to purchase a certain number of shares of Common Stock (the "Warrant Shares") as compensation for services provided in the January 1999 Financing:

     Financial Consultant              Warrant Shares

     The Brantrock Group *             5,000,000
     Global Financial Services, Inc.     500,000
     Investor Awareness, Inc.            400,000
                                       ---------
                                       5,900,000

     * These shares are currently exercisable and, thus, are not included in the uses for the increase in authorized number of shares of Common Stock, as described in the table below.

     Assuming the stockholders approve the increase of the authorized number of shares of Common Stock and if DGJ were to exercise the warrant in full, DGJ would own in excess of 50% of the issued and outstanding shares of Common Stock on a fully diluted basis (assuming conversion into Common Stock of all outstanding shares of Series A and Series B Preferred Stock and exercise of all issued and outstanding warrants and options). See "Certain Relationships and Related Transactions" in Proposal No. 1 for a
description of the January 1999 Financing    .

     In addition, as described in Proposal No. 1, to incentivize new management of the Company, management received warrants to purchase 7,500,000 shares of Common Stock as well as options to purchase up to an additional 14,750,000 shares of Common Stock if the Company succeeds in
reaching its performance objectives over the next three years.    None of
these individuals has any affiliation with DGJ.      To fulfill the terms
of these agreements, it is necessary to increase the number of authorized shares of Common Stock. Thus, management of the Company has an interest in amending the Certificate of Incorporation.

        The following table lists the individuals that received the above described warrants and the opportunity to be granted options.

                                             Performance
     Management             Warrant Shares     Options

Hanspeter Schulz, Ph.D.     2,188,000         3,359,000
Richard H. Nurse, Ph.D.     1,719,000         2,632,000
C. Jill Beresford             937,000         1,560,000
James F. Koehlinger         1,719,000         2,632,000
Ivan J. Hughes                937,000         1,435,000
Peter W. Blackett              -0-            2,632,000
Tracy L. McGrath               -0-              500,000
                            ---------        ----------
                            7,500,000        14,750,000


         As a condition to     <Strikeout>As part of</Strikeout> the
January 1999 Financing, the <Strikeout>Company and DGJ agreed that the
Company would use </Strikeout>   prior Board of Directors of the Company,
which included Messrs. Hughes and Laux, required the Company to use its reasonable efforts to register a rights offering with the <Strikeout>SEC
and to offer rights</Strikeout>    Securities and Exchange Commission in
order to offer     to stockholders    of the Company    , other than DGJ,
the <Strikeout>Company or their affiliates,</Strikeout>    proportionate
right     to purchase up to 15,000,000 shares of Common Stock <Strikeout>at a price of $0.04 per share, pro rata according to their ownership of Common
Stock</Strikeout>    on a certain record date.   The Board felt it was
important to provide to these stockholders the opportunity to make an additional investment in the Company at the same price per share as DGJ to express appreciation to the stockholders who maintained their support of the Company as it teetered on the brink of bankruptcy.

     Proceeds from the rights offering will be used as general working
capital    .  DGJ agreed that it would cooperate with the Company in such rights offering <Strikeout>and not take any action intended to prevent the consummation thereof</Strikeout>. In order to have the stockholders' rights offering, it is necessary for the number of authorized shares of Common Stock to be increased.

     <Strikeout>It is not DGJ's intention to exercise its warrants in the
near future. However, if</Strikeout>    The following table summarizes the
uses for the increase in     the number of authorized shares of Common
Stock <Strikeout>is not increased by stockholder vote so as to fulfill all of the requirements of the Securities Purchase Agreement and other related agreements, DGJ may be forced to exercise its warrant to the extent shares of Common Stock are reserved for such issuance (30,937,500 shares) and vote in favor of the increase in the</Strikeout>
   :

Reserve for exercise of DGJ Warrant                       49,062,500
Reserve for exercise of Global Financial Series, Inc.
  Warrant                                                    500,000
Reserve for exercise of the Investor Awareness, Inc.
  Warrant                                                    400,000
Reserve for exercise of warrants granted to employees
  and consultant                                           7,500,000
Reserve for granting and exercise of options if
  performance goals are met by the Company                14,750,000
Reserve for shares available to stockholders in
  rights offering                                         15,000,000
Unallocated shares                                         2,787,500
Total increase in authorized number of shares
  of Common Stock                                         90,000,000


     <Strikeout>Additionally, the proposed</Strikeout>    Any proceeds
that are received by the Company upon exercise of warrants or options or the sale of new securities will be used as general working capital. Currently, the Company has no present plans, commitments or understandings with regard to the issuance of any of the unallocated shares.

     DGJ's intention is not to exercise its warrants in the near future. Currently, DGJ can only exercise its warrant for 30,937,500 shares of Common Stock as this is the number of remaining authorized but unissued shares of Common Stock, which have been reserved for DGJ's exercise. For DGJ to exercise its warrant for unreserved shares of Common Stock, the total number of authorized shares of Common Stock must be increased.
Hence, DGJ and the directors appointed by it have an interest in having
this proposal being approved.  However, if the     increase in the number
of <Strikeout>shares of authorized Common Stock will ensure that shares can be issued by the Company if needed, in connection with stock splits, stock dividends, acquisitions and other corporate purposes. The Board of Directors believes that it is beneficial to the Company to have the additional shares available for such purposes without delay or the necessity and expense of a special stockholders' meeting.
</Strikeout>   authorized shares of Common Stock is not approved at the
July 1999 Annual Meeting, DGJ will exercise its warrants to the extent necessary and, at a special meeting of stockholders, vote those shares in favor of the increase in the authorized number of shares of Common Stock.


     <Strikeout>No further action by the Company's stockholders would be
necessary to issue the additional</Strikeout>    Management of the Company
believes that the increase in the authorized number of shares is necessary to fulfill the agreements entered into in connection with the January 1999 Financing. Should DGJ be required to exercise its warrants to vote at a special meeting of stockholders, DGJ would own up to 30,937,500 shares of issued and outstanding Common Stock. This large number of issued and outstanding shares would have a dilutive effect on the value of the
Company's existing issued and outstanding      shares of Common Stock
<Strikeout>unless required by applicable law or regulatory agencies or by the rules of any stock exchanges on which the Company's securities may then
be listed.</Strikeout>    and would probably decrease their value per
share.

     The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. These rights do not include preemptive rights with respect to the future issuance of any additional shares. The issuance of additional shares of Common Stock will have the effect of diluting the Company's existing stockholders. Issuance of additional shares of Common Stock could be used to make a change of control of the Company more difficult or costly by diluting the ownership of persons seeking to obtain control of the Company. The Company is unaware of any effort to accumulate the Company's shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. The Board of Directors has no current intention to use the additional shares to impede a takeover attempt.

     The amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposals and will not be counted as entitled to vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60,000,000 SHARES TO 150,000,000 SHARES.

                            PROPOSAL NO. 3

                RATIFICATION OF INDEPENDENT ACCOUNTANTS
                ---------------------------------------

     The Board of Directors of the Company has appointed the firm of Livingston & Haynes, P.C. as the Company's independent accouyntants for the fiscal year ending December 31, 1999, subject to the ratification by the Company's stockholders. Representatives of Livingston & Haynes, P.C. are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Livingston & Haynes, P.C. has served as auditors for the Company since July 1998.

     On July 6, 1998, the Company reported on Form 8-K the resignation of PricewaterhouseCoopers LLP as the Company's independent accountants. In connection with the audits of the Company's financial statements for the 10 month period ended December 31, 1997 and the years ended February 28, 1997 and February 23, 1996, and during the subsequent interim period through July 6, 1998, there were no disagreements between the Company and PricewaterhouseCoopers LLP relative to accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in its reports on the financial statements for such periods.

     On July 29, 1998, the Company reported on Form 8-K the engagement of Livingston & Haynes, P.C. as the Company's independent accountants. The decision to engage Livingston & Haynes, P.C. was approved by the Company's Audit Committee.

     The ratification of the independent accountants requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal.
Broker non-votes will not be voted for or against the proposals and will not be counted as entitled to vote. If the resolution is rejected, or if Livingston & Haynes, P.C. declines to act or becomes incapable of action, or its employment is discontinued, the Board of Directors will appoint other independent accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF LIVINGSTON & HAYNES, P.C. AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

                       PROPOSALS OF STOCKHOLDERS
                       -------------------------

     Any proposal of a stockholder intended to be presented at the Annual Meeting of Stockholders to be held in 2000 must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than January 5, 2000, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting. It is suggested that proponents submit their proposals by certified mail, return receipt requested, addressed to the Chief Financial Officer of the Company.

                        INCORPORATION BY REFERENCE

     The following items are incorporated by reference from our Amendment No. 2 to the Annual Report on Form 10-K/A filed with the commission on June 1, 1999:

     .     Financial Statements for the years ended December 31, 1998 and
1997;

     .     Management's Discussion and Analysis of Financial Condition and
Results of Operations;

     .     Changes to and Disagreements with Accountants on Accounting and
Financial Disclosure; and

     .     Quantitative and Qualitative Disclosures about Market Risk.

     The following item is incorporated by reference from our Quarterly Report on Form 10-Q, filed with the Commission on May 17, 1999:

     .     Comparative Financial Statements for the three month period ending March 31, 1999;

     .     Management Discussion and Analysis of Financial Condition and
Results of Operations, and

     .     Quantitative and Qualitative Disclosures about Market Risk.



                             OTHER MATTERS
                             -------------

     The management of the Company does not know of any other matters which may come before this Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                            By Order of the Board of Directors


                            Hanspeter Schulz
                            President

North Dighton, Massachusetts
<Strikeout>April 30,</Strikeout>
   June_____,     1999

                  <Strikeout>PRELIMINARY</Strikeout>
                                 PROXY

                   BPI PACKAGING TECHNOLOGIES, INC.

                          455 SOMERSET AVENUE
                        NORTH DIGHTON, MA 02764
                             510-623-9001


      This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held
          <Strikeout>June 3,</Strikeout>    July 22,     1999


     The undersigned hereby appoints Hanspeter Schulz and James F. Koehlinger and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BPI Packaging Technologies, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Courtyard by Marriott, 35 Foxborough Boulevard, Foxborough, Massachusetts
on <Strikeout>June 3</Strikeout>    July 22    , 1999, at 10:00 a.m.,
eastern time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.




            (Continued, and to be signed on the other side)

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AS MORE
SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS
LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.    THE BOARD MAY HAVE A
CONFLICT OF INTEREST IN RECOMMENDING THE VOTE FOR PROPOSAL 2 (SEE PROXY STATEMENT).

1. PROPOSAL 1: To elect two Class I directors to hold office until the Annual Meeting of Stockholders to be held in the year 2002.
     FOR         WITHHOLD
                 FOR ALL

      0            0

     NOMINEES:    Ivan J. Hughes and Allen S. Gerrard

     (INSTRUCTION: To withhold authority to vote for any nominee, write the nominee's name in the space provided below.)


2. PROPOSAL 2: To authorize an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 shares to 150,000,000 shares.

     FOR         AGAINST    ABSTAIN
      0            0           0

3.   PROPOSAL 3:  To ratify    the     selection of Livingston & Haynes,
P.C. as independent accountants of the Company for the year ending December 31, 1999.

     FOR         AGAINST    ABSTAIN
      0            0           0

I PLAN TO ATTEND THE MEETING

             YES                 NO


Date:  ______________________________


_____________________________________


_____________________________________
Signature


_____________________________________
Signature (if held jointly)



Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians or attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Please vote, date and promptly return this proxy in the enclosed envelope which is postage prepaid if mailed in the United States.

                     BPI PACKAGING TECHNOLOGIES, INC.
                          455 SOMERSET AVENUE
                     NORTH DIGHTON, MA  02764




   June 1,     <Strikeout>April 13,</Strikeout> 1999



   VIA EDGAR
----------------

Office of Document Control/EDGAR
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  BPI PACKAGING TECHNOLOGIES, INC.
           COMMISSION FILE NO.: 1-10648
           SCHEDULE 14(A) AND PRELIMINARY PROXY STATEMENT
              ,AMENDMENT NO. 1

Ladies and Gentlemen:

     Enclosed for filing on this date via EDGAR are Schedule 14(a) and a
Preliminary Proxy Statement    Amendment No. 1     for BPI Packaging
Technologies, Inc., a Delaware corporation with its principal executive offices located at 455 Somerset Avenue, North Dighton, Massachusetts 02764.

                            Very truly yours,

                            /s/ Hanspeter <Strikeout>Schultz</Strikeout>
                               Schulz
                            President


Enclosures
cc:  Don S. Hershman, Esq.